Exhibit 99 - Content of Press Release

Monday December 18, 9:00 am ET

Savannah Bancorp 5-for-4 Stock Split Trades
Ex-Dividend December 18, 2006

SAVANNAH, GA--(PRIME NEWSWIRE)—December 18, 2006— The Savannah Bancorp, Inc. (NASDAQ: SAVB) announces that today is the ex-dividend date for the previously announced 5-for-4 stock split. The additional shares were distributed on December 15, 2006 to shareholders of record as of December 1, 2006.

The Savannah Bancorp, Inc. is listed on the Nasdaq National Market under the stock symbol SAVB and CUSIP # 804748101. Approximately 1,156,000 new shares were distributed to existing shareholders bringing the total outstanding shares to approximately 5,779,000 shares. The December 15, 2006 closing share price of $34.55 and all historical share prices and outstanding share amounts will be adjusted for the effect of the stock split effective today.

A table reporting the most recent five-year and five-quarter share and per share data is included for reference purposes while the various online financial databases update their data over the next few days or weeks.

The Savannah Bancorp, Inc. (SAVB), a bank holding company for The Savannah Bank, N.A., Bryan Bank & Trust (Richmond Hill, Georgia) and Harbourside Community Bank, FSB (Hilton Head Island, SC), is headquartered in Savannah, Georgia. SAVB began operations in 1990. Its primary businesses include deposit, credit, trust and mortgage origination services provided to local customers.

Additional information on the Company may be accessed on the corporate website at www.savb.com .

The Savannah Bancorp, Inc. and Subsidiaries
Historical Trend Data - Five Years and Five Quarters
The following tables show per share information for the most recent five years and five quarters. Share and per share information have been restated to reflect the effect of two 5-for-4 stock splits in December 2006 and December 2004.

For the Most Recent Five Years
(amounts in thousands except per share data)
	2005	2004	2003	2002	2001
Net income	$ 9,040	$ 5,736	$ 4,644	$ 4,508	$ 4,358
Average shares
Basic	5,396	5,136	5,128	5,125	5,085
Diluted	5,531	5,261	5,227	5,200	5,175
Net income per share ($)
Basic	1.68	1.12	0.91	0.88	0.86
Diluted	1.63	1.09	0.89	0.87	0.84
Dividends per share	0.43	0.42	0.41	0.39	0.36
Market price per common share ($)
High close	$ 30.00	$ 22.08	$ 18.56	$ 14.14	$ 14.55
Low close	21.20	16.11	12.15	11.35	9.92
Year-end close	28.38	21.64	18.56	12.20	11.87
At December 31 ($)
Assets	717,901	617,341	476,865	437,598	376,183
Shareholders' equity	58,543	40,071	36,771	34,756	32,071
Book value per share	10.20	7.80	7.17	6.78	6.29
Outstanding shares	5,739	5,140	5,129	5,126	5,099
Performance ratios (%)
Return on equity	19.06	15.04	12.99	13.50	14.27
Return on assets	1.32	1.03	1.05	1.14	1.20
Net interest margin	4.25	3.86	3.91	4.10	4.13
Efficiency ratio	51.91	58.47	59.40	59.17	57.11

For the Most Recent Five Quarters (Unaudited)
(amounts in thousands except per share data)
	2006			2005
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income	$ 2,590	$ 2,538	$ 2,351	$ 2,721	$ 2,354
Average shares
Basic	5,761	5,759	5,759	5,739	5,433
Diluted	5,886	5,894	5,886	5,886	5,584
Net income per share ($)
Basic	0.450	0.441	0.408	0.474	0.433
Diluted	0.440	0.431	0.399	0.462	0.422
Dividends per share	0.112	0.112	0.112	0.108	0.108
Market price per common share ($)
High close	30.31	30.40	29.58	30.00	27.63
Low close	26.58	27.26	27.12	27.40	24.22
Quarter-end close	26.64	30.26	28.06	28.38	27.60
At quarter-end ($)
Assets	793,746	772,026	764,087	717,901	713,082
Shareholders' equity	64,369	61,018	59,646	58,543	56,696
Book value per share	11.15	10.60	10.36	10.20	9.88
Outstanding shares	5,771	5,759	5,759	5,739	5,739
Performance ratios (%)
Return on equity	16.46	16.91	16.14	18.75	19.16
Return on assets	1.34	1.33	1.29	1.50	1.34
Net interest margin	4.42	4.51	4.59	4.48	4.28
Efficiency ratio	53.90	53.84	54.50	49.40	51.43
Additional financial highlights are available at www.savb.com

Contact:
The Savannah Bancorp, Inc.
Robert B. Briscoe, CFO 912-629-6525